Exhibit 99.1

Contact:

William J. Dawson

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6053

CERUS ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Product Revenue $15.5 Million in 2008, Up 94% from Prior Year

CONCORD, Calif. — (BUSINESS WIRE) — February 26, 2009 — Cerus Corporation (NASDAQ: CERS) announced today financial results for the fourth quarter and year ended December 31, 2008. Total revenue for the year ended December 31, 2008, was $16.5 million, an increase of 49% from $11.0 million in 2007. Product revenue for the INTERCEPT Blood System increased to $15.5 million during 2008, up 94% from $8.0 million during 2007. The Company recognized $1.0 million in government grant funding in 2008, $2.0 million less than in the prior year. Cost of product sales was $9.7 million in 2008, up from $5.2 million in 2007. Gross margins on product sales were 38% in 2008, up from 35% in 2007. Total operating expenses for 2008 were $37.4 million, down 24% from $49.0 million in 2007, with 11% higher selling, general and administrative expenses in 2008 associated with the Company’s commercialization efforts of the INTERCEPT Blood System in Europe, offset by 32% lower research and development expenses year over year. Operating expenses in 2007 also included a $9.5 million non-cash write-down of the Company’s equity holding in BioOne.

Net loss for 2008 was $29.2 million, or $0.90 per share, compared to $45.3 million, or $1.42 per share in 2007. In November 2007, the Company spun off its immunotherapy business, which has been accounted for as a discontinued operation. Net loss from continuing operations for 2008 was $29.2 million, or $0.90 per share, compared to $39.1 million, or $1.23 per share in 2007.

Total revenue for the quarter ended December 31, 2008, was $3.6 million, up from $2.4 million in the fourth quarter of 2007. Included in the fourth quarter 2008 revenues were $3.5 million from product revenues, up 48% from the $2.4 million recognized in the fourth quarter of 2007. Government grant revenue for the fourth quarter of 2008 was $0.1 million, whereas no such revenue was recognized in the fourth quarter of 2007. Cost of product sales was $3.0 million in the fourth quarter of 2008, of which $0.4 million related to a non-recurring charge, compared to $1.7 million in the fourth quarter of 2007.

Gross margins from product sales net of royalties to Fenwal were 16% in the fourth quarter of 2008, compared to 31% in the fourth quarter of 2007. Quarterly fluctuations in margins are due not only to product mix, but also to the timing and direction of manufacturing and purchase price variances and nonrecurring charges. Margins in the fourth quarter of 2008 compared to the fourth quarter of 2007 were adversely impacted by manufacturing and purchase price variances and by a reserve for work-in-process inventory that did not initially meet release specifications. By contrast, margins in the fourth quarter of 2007 were favorably impacted by manufacturing and purchase price variances. Nonrecurring charges within cost of goods in the fourth quarter of 2008 negatively impacted gross margins by ten percentage points.

Total operating expenses for the fourth quarter of 2008 were $7.8 million, down from $11.6 million in the fourth quarter of 2007, with lower spending in the current period in research and development and selling, general and administrative expenses.

Net loss in the fourth quarter of 2008 was $6.5 million, compared to a net loss from continuing operations in the fourth quarter of 2007 of $10.2 million, when the Company also recognized $1.2 million in net losses from discontinued operations. Net loss per share was $0.20 for the fourth quarter of 2008, compared to $0.36 per share in the fourth quarter of 2007. Net loss from continuing operations in the fourth quarter of 2007 was $0.32 per share.

The Company ended the year with cash and marketable securities of $22.6 million, a reduction of $34.3 million from the balances held at the end of 2007, of which $8.1 million was due to an increase in working capital. The Company expects that losses from operations and working capital investments in 2009 will aggregate to less than $20 million. Consequently, management expects the Company’s current cash balance will be adequate to fund operations into early 2010. While the Company currently has a $10 million senior credit facility in place, the Company will be unable to draw down any funds against the facility until such time as equity or subordinated debt capital is added to the Company’s balance sheet to meet a minimum capital covenant under the terms of this facility.

“We are pleased to have closed the year with $15.5 million in product sales, nearly doubling last year’s results,” said Claes Glassell, president and chief executive officer of Cerus Corporation. “We believe that we have laid the foundation for further growth in 2009.”

Highlights from the fourth quarter and recent developments include:

•	Continued commercial progress of the INTERCEPT Blood System in Europe, Russia, and the Middle East, with sales now into 18 countries;

•	Reported final regulatory approval allowing commercialization of the INTERCEPT platelet system in the Frankfurt region of the German Red Cross;

•	Extended supply agreement with Fenwal relating to disposable kits through 2013;

•	Advanced discussions with the Food and Drug Administration on the design of a study to support product approval of the platelet system in the U.S.; and

•	Initiated Phase I clinical trial of the INTERCEPT red blood cell system.

Quarterly Conference Call

The Company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. To access the webcast via the internet, log on to www.cerus.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software downloads. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (International). A telephone and webcast replay will be available approximately two hours after the call through March 5, 2009. The replay can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (International), and entering account number 286 and conference ID number 285647. The webcast will be archived on www.cerus.com.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the expected cash requirements of the Company in 2009 and further growth of the Company’s product sales in 2009. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of the INTERCEPT Blood System and the sufficiency of the Company’s current capital resources, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the Company’s latest Quarterly Report of Form 10-Q, filed with the Securities and Exchange Commission on October 30, 2008, and its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 27, 2008. No pathogen inactivation system has been shown to inactivate all pathogens. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATION

(In thousands except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue
Product revenue	$3,541	$2,395	$15,518	$8,015
Government grant and cooperative agreements	85	—	989	3,029

Total Revenue	3,626	2,395	16,507	11,044

Cost of product revenue	2,964	1,664	9,668	5,228

Gross profit	662	731	6,839	5,816
Operating expenses
Research and development	2,268	4,126	10,205	14,957
Selling, general and administrative	5,557	7,471	27,164	24,575
Impairment of long-term investment in related party	—	—	—	9,450

Total operating expenses	7,825	11,597	37,369	48,982

Loss from operations	(7,163)	(10,866)	(30,530)	(43,166)
Interest and other income (expense), net	649	648	1,349	4,066

Loss from continuing operations	$(6,514)	$(10,218)	$(29,181)	$(39,100)

Discontinued operations:
Loss from discontinued operations	—	(1,212)	—	(6,204)

Net loss	$(6,514)	$(11,430)	$(29,181)	$(45,304)

Net loss per share:
Loss from continuing operations per common share – basic and diluted	$(0.20)	$(0.32)	$(0.90)	$(1.23)
Loss from discontinued operations per common share – basic and diluted	$—	$(0.04)	$—	$(0.19)
Net loss per share – basic and diluted	$(0.20)	$(0.36)	$(0.90)	$(1.42)
Weighted average common shares outstanding used for basic and diluted loss per share
Basic	32,540	32,060	32,430	31,870
Diluted	32,540	32,060	32,430	31,870

Cerus Corporation

Condensed Consolidated Unaudited Balance Sheets

(In thousands)

	December 31, 2008	December 31, 2007
Cash, cash equivalents, and short-term investments	$22,578	$56,850
Accounts receivable and other current assets	8,356	9,990
Inventories	11,109	7,062
Property and equipment, net	1,844	1,322
Other assets	3,452	2,985

Total Assets	$47,339	$78,209

Accounts payable and accrued liabilities	$12,453	$16,786
Deferred revenue	445	1,504
Other current liabilities	—	30
Other long-term liabilities	163	2

Total liabilities	13,061	18,322

Stockholders’ equity	34,278	59,887

Total liabilities and stockholders’ equity	$47,339	$78,209